Exhibit 10.1

October 6, 2026

Emmanuel Caprais

Dear Emmanuel:

On behalf of Henry Schein, Inc. (the “Company”), this letter will serve to confirm our offer to you. Your anticipated start date will be October 12, 2026. You will initially serve in the position of Senior Financial Advisor. Effective November 4, 2026 (the “Transition Date”), you will transition to the position of Senior Vice President, Chief Financial Officer. You will report to Frederick Lowery, Chief Executive Officer (or his successor), in both positions. Both of these positions will be based out of Melville, New York. Please respond to this offer within three business days.

Below I have outlined the compensation and benefit components of our offer:

Base Salary: $750,000 per annum, payable on a bi-weekly basis. Salary reviews for exempt professional employees are generally conducted annually in March of each year. You will be considered for a salary review in March 2027. You recognize that the Company retains the right to establish and modify compensation, benefits and working conditions for its employees, including with respect to categories of employees, in its sole discretion.

Annual Bonus: You will be eligible for an annual target bonus of $750,000 under the Company’s Incentive Plan, as amended and restated from time to time (the “Incentive Plan”), based on the achievement of pre-determined goals and subject to the terms and conditions of the Incentive Plan. Your goals, objectives and performance bonus targets will be developed on an annual, ongoing basis and may be tied to Company-wide, financial, business unit, strategic and/or individual objectives as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), in its sole discretion. The Incentive Plan sets forth proration rules and plan details, including providing that to earn any annual bonus, you must be continuously employed from the date hereof through the date such bonus is paid.

Annual LTIP: You will be eligible to participate in the Company’s Annual Long Term Incentive (LTI) program. Your 2027 LTI grant will have an estimated grant date fair value of $2,500,000 and is expected to be granted in March 2027, subject to your continued employment from your start date until the actual date of grant. The LTI program currently consists of equity-based awards issuable in accordance with the Company’s 2024 Stock Incentive Plan, as amended and restated from time to time (the “Stock Incentive Plan”). Future eligibility to participate in the Company’s LTI program, or any successor equity award program offered by the Company, is subject to the sole and absolute discretion of the Compensation Committee. All awards shall be subject to the terms and conditions of the Stock Incentive Plan and the agreements incident thereto and the sole discretion and approval of the Compensation Committee.

Sign-On Equity-Based Award: You will be eligible to receive a one-time sign-on LTI award with a grant date fair value of $250,000, consisting of 50% performance-based restricted stock units and 50% time-based restricted stock units, which is expected to be granted in December 2026, subject to your continued employment from the date hereof until the actual grant date. The awards shall be granted under the Stock Incentive Plan (or any successor plan thereto) and subject to the terms and conditions of the Stock Incentive Plan and the agreements incident thereto and the sole discretion and approval of the Compensation Committee.

Stock Ownership Guidelines for HSLT (formerly Stock Ownership Guidelines for EMC): Your position as Senior Vice President, Chief Financial Officer, you will be subject to the Company’s stock ownership policy for executive officers, which will require you to hold an amount of stock equal to at least three times your annual base salary. Under the stock ownership policy, you will have five years from the Transition Date to comply with the stock ownership policy. The stock ownership policy is subject to amendment from time to time.

Cash Sign-On Bonus: You will be eligible to receive a one-time sign-on bonus of $25,000, subject to applicable withholdings and deductions, which you will receive within 30 days of your start date, subject to your continued employment in good standing with the Company through the payment date. In the event you voluntarily terminate employment with the Company for any reason or are terminated by the Company for Cause (as defined in the Stock Incentive Plan), in each case, within one year of your start date, you agree and acknowledge that the Company may reduce other payments to be made to you that do not constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) by the net after tax amount of such bonus and, to the extent not offset against other payments, you shall repay the net after tax amount of such bonus to the Company within 30 days of the termination of your employment.

Directors and Officers Liability Insurance: You will be covered under the Company’s directors and officers liability insurance policies as set forth in the applicable policy documents.

Benefits: You will become eligible for medical, dental, vision, life insurance, disability, and other benefit programs effective the first of the month following 30 days of employment. You will be eligible to participate in the Henry Schein, Inc. 401(k) Savings Plan immediately upon hire. The 401(k) Savings Plan allows you to save for retirement on a pre-tax basis and provides a company matching contribution of up to 5% of your base pay after you complete one year of service. The plan also includes automatic enrollment at a 3% contribution rate if you do not opt out within 60 days of your hire date. You understand and acknowledge that the Company retains the right to amend, modify, rescind, delete, supplement or add to any of its existing employee benefit programs, at the Company’s sole discretion.

Supplemental Executive Retirement Plan (SERP): You will be eligible to participate in the Company’s Supplemental Executive Retirement Plan (SERP), subject to its terms and conditions, as amended and restated from time to time, beginning in January 2028.

Paid Time Off: You will be entitled to Flexible Time Off in accordance with the Company’s Flexible Time Off policy for other similarly situated employees of the Company, subject to the Company’s generally applicable policies related to PTO.

Green Card Renewal: The Company will sponsor and pay the reasonable fees and expenses, up to $7,000, including outside immigration counsel expenses and USCIS filing fees, necessary to renew your and your immediate family members’ United States permanent resident cards (green cards) (the “Green Card Renewal”). For this purpose, “immediate family members” means your spouse and any dependent children. The Company shall select immigration counsel and shall direct and control the filing and management of all matters relating to the Green Card Renewal. In connection with the Green Card Renewal, you agree to cooperate with the Company and immigration counsel as necessary and appropriate to effectuate the renewal of your and your immediate family members’ green cards. The Green Card Renewal is limited solely to the renewal of your and your immediate family members’ green cards and does not extend to naturalization, citizenship, or any other immigration-related proceedings or filings. For the avoidance of doubt, the Green Card Renewal would constitute taxable compensation to you, and the Company will report and withhold on the amount of such benefit as required by applicable law.

Clawback: You expressly agree and acknowledge that your cash and non-cash incentive compensation (whether provided under this letter or otherwise) shall be subject to the terms and conditions of the Company’s Dodd-Frank Clawback Policy, the Company’s Incentive Compensation Recoupment Policy or any other clawback or recoupment policy adopted by the Company, as applicable.

Section 409A Compliance: It is intended that the payments and benefits herein shall be exempt from, or comply with, Section 409A, and all provisions of this offer letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event whatsoever shall the Company be liable for any taxes or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A. Notwithstanding the foregoing or anything else contained herein to the contrary, if you are a “specified employee” (determined in accordance with Section 409A), and if any payment or benefit constitutes a “deferral of compensation” under Section 409A, then any such payment or benefit that is payable during the first six months following the date of “separation from service” (within the meaning of Section 409A) shall be paid or provided to you in a lump sum cash payment (without interest) to be made on the earlier of (x) your death (solely to the extent that any payment is required to be made following death), or (y) the first payroll date of the seventh calendar month immediately following the month in which the separation from service occurs.

“At-Will” Employment: You acknowledge and agree that you are an employee at-will and that the Company may terminate your employment at any time, with or without cause. Upon termination by the Company for any reason, the Company shall have no obligation to you for any form of compensation or benefits, except as otherwise required by law or as expressly set forth in a separate Company benefit plan, program, or arrangement, other than (a) unpaid salary earned or accrued through the date of termination, and (b) reimbursement of appropriately documented expenses incurred by you before the termination, to the extent that you would have been entitled to such reimbursement under the Company’s policies but for the termination of employment. This letter supersedes any and all previous contracts, arrangements or understandings between and among you, the Company and its affiliates, with respect to the subject matter.

Restrictive Covenants: You are required to execute a Non-Compete, Non-Solicitation, Confidentiality and Inventions agreement as a condition of your employment. This offer and your employment with the Company are contingent on your execution of this document as requested by the Company.

Please be aware that your name and former job title may be disseminated to certain Company employees. To opt-out of this disclosure, please notify HROperations@henryschein.com in writing as soon as possible or at least before your start date.

By your execution of this offer letter in the space provided, and in consideration of your employment with the Company and the compensation and benefit elements comprising such employment offer as set forth above, you acknowledge, covenant, understand and agree as follows (subject to any exceptions expressly included in the Non-Compete, Non-Solicitation, Confidentiality and Inventions agreement):

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The Company’s policy of employment prohibits you from taking any confidential or proprietary information with you from your current or any former employer, and you acknowledge that you have not done so and that the Company has actively discouraged you from doing so.

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The Company’s policy of employment prohibits you from using any such confidential information to the detriment of any former employer in anticipation of, or when you are actually in, the employ of the Company, and, accordingly, you may not use any proprietary or confidential documents or information from any prior employer while employed by the Company.

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You represent that to the best of your knowledge, you do not have any written or oral employment or other agreements with any previous employer or other entity which would prevent you from (i) fully and openly being employed by the Company, or (ii) giving your full time and best efforts to such employment, or (iii) actively and aggressively pursuing your duties and responsibilities on behalf of the Company.

Please note that the Company has a policy, if and when the Company deems it appropriate, of: (a) verifying compensation representations made to it by offerees by requesting substantiating documentation of an offeree’s recent total annual compensation; (b) validating academic and professional credentials; and (c) validating prior work experience. This offer is contingent on the Company’s receipt of satisfactory reports with respect to: (a) a drug screen which you must take within 48 hours of receiving a conditional offer; (b) a criminal background check, including a motor vehicle check when appropriate; and (c) reference checks with your business and professional associates.

Please contact me at your earliest convenience when you are in a position to respond to our offer. If you have any questions or desire further information, feel free to contact me at [***-personal information].

[Signature page follows]

Please acknowledge your acceptance of this offer by signing a copy of this letter and returning it to me.

We look forward to having you join Team Schein in New York.

Very truly yours,

/s/ Christine Sheehy

Christine Sheehy
Senior Vice President, Chief Human Resources Officer

Agreed to and Accepted

/s/ Emmanuel Caprais
Emmanuel Caprais

Date: October 6, 2026

[Signature Page to Emmanuel Caprais Offer Letter]